UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

April 19, 2017
Date of Report (Date of earliest event reported)

NORTHWEST NATURAL GAS COMPANY
(Exact name of registrant as specified in its charter)

Commission File No. 1-15973

Oregon	93-0256722
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

220 N.W. Second Avenue, Portland, Oregon 97209
(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, including area code: (503) 226-4211

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Chief Financial Officer and Interim Service Concluded

On April 19, 2017, the Board of Directors (Board) of Northwest Natural Gas Company (Company) elected Frank Burkhartsmeyer, to the position of Senior Vice President and Chief Financial Officer of the Company, effective May 17, 2017.

Mr. Burkhartsmeyer, 52, joins the Company from Avangrid Renewables (Renewables), which is a subsidiary of Avangrid and part of the Iberdrola Group, where he is currently the President and Chief Executive Officer (CEO). He has been with Renewables since October of 2005, serving as Senior Vice President of Finance, and Vice President of Strategy Planning and Market Fundamentals prior to assuming his role as President and CEO in April 2015. Mr. Burkhartsmeyer’s other relevant experience includes Managing Director of Strategic Planning at ScottishPower, a vertically integrated energy company with headquarters in Glasgow Scotland, which had oversight responsibility for the company’s two United States businesses-PacifiCorp and PPM Energy. He also held a variety of roles, including Director of Treasury, at PacifiCorp, an electric power company operating in Oregon, Washington, California, Wyoming and Utah, prior to its acquisition by ScottishPower. Prior to that, Mr. Burkhartsmeyer spent seven years in the commercial banking industry in a variety of corporate development and financial analysis roles. Mr. Burkhartsmeyer holds a Bachelor of Liberal Arts degree from the University of Montana and a Masters in Business Administration from the University of Oregon.

Upon Mr. Burkhartsmeyer’s election, the Board approved the following compensation: (i) an annual salary of $400,000; (ii) a hiring bonus of $100,000 payable on December 1, 2017, an additional hiring bonus of $50,000 payable on June 1, 2018, and a third hiring bonus of $50,000 payable on December 1, 2018, each contingent upon employment on that date and satisfactory performance as judged by the Chief Executive Officer; (iii) an award of 1,500 Performance-Based Restricted Stock Units (RSUs) that will vest in four equal installments on March 1 of each of 2018, 2019, 2020 and 2021 in the form of agreement provided to other executive officers; and (iv) a grant of 6,016 Non-Performance-Based RSUs that will vest in four equal installments on March 1 of each of 2018, 2019, 2020 and 2021, subject to continued employment. In addition, Mr. Burkhartsmeyer will be eligible to participate in the Company’s Executive Annual Incentive Plan with a target payout of 45 percent of base salary, pro-rated for the start date of May 17, 2017, and the Long-Term Incentive Plan with a target of 3,300 performance shares, in accordance with the terms of those plans.

The Board also approved a Severance Agreement with Mr. Burkhartsmeyer providing for the payment of a percentage of Mr. Burkhartsmeyer’s salary if he is terminated without cause on or prior to May 17, 2022, with such percentage of salary declining in 20 percent increments annually from 100% of Mr. Burkhartsmeyer’s salary if his employment is terminated without cause on or prior to May 17, 2018 to 0% of his salary if his employment is terminated without cause after May 17, 2022. In addition, the Board approved the Company’s entry into an Indemnity Agreement with Mr. Burkhartsmeyer in the form offered to executive officers, as well as a Change in Control Severance Agreement in the form provided to executive officers, with a cash payment of two times base salary and average bonus.

As previously reported, since September 2, 2016, Mr. Brody J. Wilson has been serving as interim Chief Financial Officer. The Board determined that Mr. Wilson’s interim service as Chief Financial Officer concludes with Mr. Burkhartsmeyer’s appointment.

Appointment of Vice President, Treasurer, Controller and Chief Accounting Officer

On April 19, 2017, the Board elected Mr. Brody J. Wilson to the positions of Vice President and Treasurer, effective May 17, 2017, in addition to his roles as Controller and Chief Accounting Officer. Mr. Wilson has served as the Company’s Controller and Chief Accounting Officer since February 2013, and as Assistant Treasurer from February 2016 to his appointment as interim Treasurer in September 2016. Mr. Wilson, 38, was a Senior Manager at PricewaterhouseCoopers LLP from 2009 until joining the Company as Accounting Director in September 2012.

In connection with his promotion, the Board determined to increase Mr. Wilson’s annual salary to $252,000. Mr. Wilson’s target for performance share awards under the Company’s Long Term Incentive Plan, performance-based restricted stock unit grant for 2016, and target award percentage under the Company’s Executive Annual Incentive Plan remain the same as set by the Board in February 2017 for his service as Controller and Chief Accounting Officer, except that the Board of Directors determined to cease the additional monthly salary compensation paid for any month that Mr. Wilson served as interim Chief Financial Officer, effective as of May 17, 2017.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

10.1	Form of Severance Agreement between Northwest Natural Gas Company and an executive officer
10.2	Form of Special Restricted Stock Unit Agreement between the Company and an executive officer
10.3	Form of Hire-On Bonus Agreement between the Company and an executive officer

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NORTHWEST NATURAL GAS COMPANY
(Registrant)

Dated: April 24, 2017	/s/ Shawn M. Filippi
Shawn M. Filippi
Vice President, Corporate Secretary and Chief
Compliance Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Form of Severance Agreement between Northwest Natural Gas Company and an executive officer
10.2	Form of Special Restricted Stock Unit Agreement between the Company and an executive officer
10.3	Form of Hire-On Bonus Agreement between the Company and an executive officer